Exhibit 99.1

Cross Country Healthcare Announces First Quarter 2015 Earnings Release Date and Conference Call Information

BOCA RATON, Fla.--(BUSINESS WIRE)--April 9, 2015--Cross Country Healthcare, Inc. (Nasdaq: CCRN) will hold its quarterly conference call to discuss its first quarter 2015 financial results on Thursday, May 7, 2015 at 9:00 a.m. Eastern Time. Cross Country Healthcare, Inc. (the “Company”) intends to distribute its earnings press release after the close of business on Wednesday, May 6, 2015.

This call will be webcast live and can be accessed at the Company’s website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations – Passcode: Cross Country. From May 7th through May 21st, a replay of the webcast will be available at the Company’s website and a replay of the conference call will be available by telephone by calling 800-395-7443 from anywhere in the U.S. or 203-369-3271 from non-U.S. locations – Passcode: 2015.

About Cross Country Healthcare

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing healthcare recruiting, staffing and workforce management solutions. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, clinical research, and case management professionals. We provide both retained and contingent placement services for physicians as well as retained search services for healthcare executives. We have more than 6,000 active contracts with a broad range of clients, including acute care hospitals, physician practice groups, nursing facilities, rehabilitation and sports medicine clinics, government facilities, as well as nonclinical settings such as homecare and schools. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians for travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services provider, workforce assessments, internal resource pool consulting and development, electronic medical record transition staffing and recruitment process outsourcing. In addition, we provide education and training programs for healthcare professionals through seminars and e-learning tools.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com